Exhibit 10.1
9816, Sam Donald Road,
Nolensville, Tennessee, 37135.
17th September. 2010

Dear ‘ Junior’,

Some recent events have taken place to shed concerns over the Company’s financial reporting.

Having expressed those concerns to you in the presence of David Bynum, regrettably, it would appear that nothing had been done to address the situation.

I therefore tender my immediate resignation as a Director of the Board of Acacia Automotive Inc. effective as of today’s date.

Please make immediate arrangements to pay the back wages owed for my tenure as President as you know my current financial position necessitates that payment.

Yours sincerely,

Tony Moorby